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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

        We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Acorda Therapeutics, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
January 12, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm